EXHIBIT 2.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As at December 31, 2019, Seaspan Corporation (“Seaspan”), the predecessor public company of Atlas Corp. (“Atlas”), had the following securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1)	Class A common shares;
(2)	7.95% Cumulative Redeemable Perpetual Preferred Shares – Series D;
(3)	8.25% Cumulative Redeemable Perpetual Preferred Shares – Series E;
(4)	8.20% Cumulative Redeemable Perpetual Preferred Shares – Series G;
(5)	7.875% Cumulative Redeemable Perpetual Preferred Shares – Series H;
(6)	Fixed-To-Floating Cumulative Redeemable Perpetual Preferred Shares – Series I;
(7)	5.50% senior notes due 2025 (the “2025 Notes”);
(8)	5.50% senior notes due 2026 (the “2026 Notes”); and
(9)	7.125% senior unsecured notes due 2027 (the “2027 7.125% Notes” and together with the 2025 Notes and the 2026 Notes, the “Notes”).

On February 27, 2020, Seaspan consummated a holding company reorganization (the “Reorganization”) pursuant to which Seaspan became a wholly-owned subsidiary of Atlas and Atlas is the successor issuer to Seaspan.  On completion of the Reorganization, the outstanding common shares and preferred shares of Seaspan were cancelled and the holders of such cancelled shares received common shares and preferred shares of Atlas, on a one-for-one basis with the same number of shares and same ownership percentage of the same corresponding class of Seaspan shares as they held immediately prior to the Reorganization.

In connection with the Reorganization, Seaspan removed the Notes from listing on the New York Stock Exchange (the “NYSE”) and from registration under the Exchange Act.  Descriptions of the deregistered Notes are contained in the following prospectuses filed with the Securities and Exchange Commission (the “SEC”):

•	in the case of the 2025 Notes, the prospectus dated June 22, 2018 on Form 424B3 with Registration Number 333-225681 (filed with the SEC on June 22, 2018);
•	in the case of the 2026 Notes, the prospectus dated May 20, 2019 on Form 424B3 with Registration Number 333-231401 (filed with the SEC on May 20, 2019); and
•	in the case of the 2027 7.125% Notes, the prospectus dated October 2, 2017 on Form 424B5 with Registration Number 333-211545 (filed with the SEC on October 4, 2017).

As at the date hereof, Atlas has the following securities registered under Section 12 of the Exchange Act:

(1)	Common shares;
(2)	7.95% Cumulative Redeemable Perpetual Preferred Shares – Series D;
(3)	8.25% Cumulative Redeemable Perpetual Preferred Shares – Series E;
(4)	8.20% Cumulative Redeemable Perpetual Preferred Shares – Series G;
(5)	7.875% Cumulative Redeemable Perpetual Preferred Shares – Series H; and
(6)	Fixed-To-Floating Cumulative Redeemable Perpetual Preferred Shares – Series I.

A summary of the material terms of the common shares and preferred shares of Atlas has been previously filed as Exhibit 99.1 to Atlas’ Form 6-K (File No. 001-39237) furnished to the SEC on February 27, 2020.  The summary is qualified by reference to the Republic of the Marshall Islands Business Corporations Act (the “BCA”) and Atlas’ Amended and Restated Articles of Incorporation, Atlas’ Amended and Restated Bylaws and the Statement of Designation for each series of Atlas preferred shares, each of which is incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit is a part.  In addition, certain Marshall Islands company considerations are set forth below.

MARSHALL ISLANDS COMPANY CONSIDERATIONS

Atlas’ corporate affairs are governed by Atlas’ articles of incorporation and bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as U.S. courts. Accordingly, you may have more difficulty in protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to certain shareholders’ rights.

SHAREHOLDER MEETINGS

MARSHALL ISLANDS	DELAWARE
• Held at a time and place as designated in the bylaws	• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors

• May be held within or outside the Marshall Islands	• May be held within or outside Delaware

• Notice:	• Notice:

•    Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting

•    Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting	• Written notice shall be given not less than 10 nor more than 60 days before the meeting

SHAREHOLDERS’ VOTING RIGHTS

MARSHALL ISLANDS	DELAWARE
• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote	• Shareholders may act by written consent signed by the holders of outstanding shares having the number of votes necessary to take action at a meeting

• Any person authorized to vote may authorize another person to act for him by proxy	• Any person authorized to vote may authorize another person or persons to act for him by proxy

•    Unless otherwise provided in the articles of incorporation either in person or by proxy, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting

•    For stock corporations, certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum

• The articles of incorporation may provide for cumulative voting	• The certificate of incorporation may provide for cumulative voting

DIRECTORS

MARSHALL ISLANDS	DELAWARE
• Board must consist of at least one member	• Board must consist of at least one member

• Number of members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board

•    Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate

• If the board is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)

• Removal:	• Removal:

•    Any or all of the directors may be removed for cause by vote of the shareholders

•    If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders

•    Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part

DISSENTERS’ RIGHTS OF APPRAISAL

MARSHALL ISLANDS	DELAWARE
• Shareholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their share	• Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to exceptions

•    A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•    The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets

• Alters or abolishes any preferential right of any outstanding shares having preference; or

• Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares

• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

MARSHALL ISLANDS	DELAWARE

• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

SHAREHOLDERS’ DERIVATIVE ACTIONS

MARSHALL ISLANDS	DELAWARE

•    An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law

•    In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law

• Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort

• Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands

• Attorney’s fees may be awarded if the action is successful

•    Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000